PACIFIC INTERNATIONAL SERVICES CORP.

                                OFFER TO EXCHANGE

                        $5,250,000 IN PRINCIPAL AMOUNT OF
                     10% CONVERTIBLE SUBORDINATED DEBENTURES
                              DUE SEPTEMBER 1, 2007


                                            October 31, 1995

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:


          Pacific International  Services Corp.,  a California  corporation (the
"Company")  is   offering  all  holders  of  its  10%  Convertible  Subordinated
Debentures Due September 1, 2007 (the "Debentures"; the holder of such a Debenture is referred to herein as a "Debtholder") the opportunity to exchange each $1.00 in face amount of Debentures for $0.50 in cash (the "Cash Payment"),
 .769505 shares of the Company's common stock, $0.10 stated value (the "Common Stock") and a pro rata share of new debentures (the "New Debentures") of the Company in an aggregate principal amount equal to $1,050,000 less the face amount of any Debentures not tendered and less the original principal amount, if any, of a new promissory note which may be issued to Dollar Systems, Inc., as part of the sale by the Company of substantially all of the assets and certain of the liabilities comprising the Company's vehicle rental division, each upon and subject to the terms and conditions set forth in its Offer to Exchange (the "Offer to Exchange") dated October 31, 1995, and in the related Letter of
Transmittal (which  together constitute  the "Offer").    The  Company will  not
accept for exchange less than $4,988,000 in face amount of outstanding Debentures and will accept up to 100% of the outstanding Debentures. Accrued
interest  will  not be  paid  on  the Debentures  tendered  and  accepted.   All
Debtholders who tender Debentures and whose Debentures are accepted for exchange by the Company shall be deemed to have waived, with respect to those Debentures accepted for exchange, all existing defaults and all consequences of such defaults under the Indenture dated September 1, 1987 between the Company and Chemical Trust Company of California (as successor trustee to Manufacturers
Hanover Trust  Co.  of California)  as  Trustee, as  amended.   We  enclose  the
materials listed below relating to the Offer.

          THE OFFER IS CONDITIONED UPON AT LEAST $4,988,000 IN PRINCIPAL AMOUNT OF DEBENTURES BEING TENDERED.

          For your information and for forwarding to your clients for whom you hold Debentures registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.  Offer to Exchange, dated October 31, 1995;

          2. Letter to Clients which may be sent to clients for whose accounts you hold Debentures registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          3.  Letter of Transmittal for your use and for the information of your
     clients  (together  with  accompanying  Guidelines  for  Certification   of
     Taxpayer Identification Number on Substitute Form W-9); and

          4.  Notice of Guaranteed Delivery  to be used to accept the  Offer if:
     (i) the Debentures are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit the Letter of Transmittal or other required documents to reach the Depositary before the Expiration Date (as defined in Section 1 of the Offer to Exchange).

           YOUR PROMPT ATTENTION IS REQUESTED.  WE URGE
      YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS
      POSSIBLE.  THE OFFER, PRORATION PERIOD AND
      WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW
      YORK CITY TIME, ON WEDNESDAY, NOVEMBER 29, 1995,
      UNLESS THE OFFER IS EXTENDED.


          No fees or commissions will be payable to brokers, dealers or any other persons for soliciting tenders of Debentures pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Debentures held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any transfer taxes on the exchange of Debentures, except as otherwise provided in Instruction 6 of the Letter or Transmittal.

          In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either the tendered Debentures, or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange.

          As described in "Section 2. Procedure for Tendering Debentures" of the Offer to Exchange, tenders may be made without the concurrent deposit of the Debentures or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a broker or dealer which is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office, branch or agency in the United States. Debentures so tendered (or a confirmation of a book-entry transfer of such Debentures into the Depositary's account at one of the "Book-Entry Transfer Facilities" described in the Offer to Exchange), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within five New York Stock Exchange trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

          Questions or requests for assistance or for additional copies of the above documents may be directed to the undersigned at its address or telephone number listed in the Offer to Exchange.





           NOTHING CONTAINED HEREIN OR IN THE
      ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE
      AGENT OF THE COMPANY, THE INFORMATION AGENT,
      OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY
      OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY
      STATEMENT ON BEHALF OF ANY OF THEM IN
      CONNECTION WITH THE OFFER OTHER THAN THE
      ENCLOSED DOCUMENTS AND THE STATEMENTS THEY
      CONTAIN.